AGREEMENT FOR LEASE, OPERATION AND MAINTENANCE OF REAL PROPERTY
(WATER SYSTEM) AND LEASE OF GROUNDWATER




                                   BETWEEN




                             THE CITY OF HAWTHORNE



                                     AND



                        CALIFORNIA WATER SERVICE COMPANY







                            	February 27, 1996












TABLE OF CONTENTS



Section 1. Lease of Water System                              1

Section 2. Lease of Groundwater                               2

Section 3. Term                                               2

Section 4. Use                                                3

Section 5. Lump Sum Payment                                   3

Section 6. Base Rent                                          3

Section 7. Repair, Maintenance and Operation                  4

Section 8. Rates and Charges                                  4

Section 9. Customer Billing and Collections                   6

Section 10. Capital Improvements                              6

Section 11. Employees                                         9

Section 12. Insurance                                        10

Section 13. Liens and Encumbrances                           11

Section 14. Surrender Upon Expiration or Termination         12

Section 15. Default and Remedies                             12

Section 16. Assignment                                       16

Section 17. Discharge of Liens                               16

Section 18. Indemnity                                        17

Section 19. California Law                                   18

Section 20. Notices                                          18

Section 21. Waiver                                           18

Section 22. Representation                                   18

Section 23. Nondiscrimination                                19

Section 24. Counterparts                                     19

Section 25. Amendments                                       19

Section 26. Dispute Resolution                               19

Section 27. Taxes and Assessments; Possessory Interest       20

Section 28. Supplies, Tools and Equipment                    21

Section 29. Attorneys' Fees                                  21

Section 30. Net Lease                                        21

Section 31. Compliance with Law                              21

Section 32. Hazardous Substances                             22

Section 33. City's Access                                    23

Exhibits                                                     25





AGREEMENT FOR LEASE, OPERATION AND
MAINTENANCE OF REAL PROPERTY (WATER SYSTEM)
AND LEASE OF GROUNDWATER

THIS AGREEMENT ("Lease") is made as of February 27, 1996 by and between the CITY OF HAWTHORNE ("City"), a municipal corporation duly organized and existing under the laws of the State of California, and CALIFORNIA WATER SERVICE COMPANY, a California corporation ("Lessee").

W I T N E S S E T H:

WHEREAS, City provides water service to over 6,000 customers in the service area set forth on Exhibit A (the "Service Area"); and WHEREAS, City is the owner of a water system consisting of real property and facilities described on Exhibit B (the "Water System"); and
WHEREAS, City has adjudicated rights to 1882 acre feet of groundwater annually under the amended judgment in California Water Service Company, et al, v. City of Compton, et al, Los Angeles County Superior Court Case No. 506,806 (the "Groundwater"); and
WHEREAS, Lessee wishes to lease the Water System from City and to operate said system, and to pump the Groundwater for the purpose of furnishing water service to customers;
NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, the parties hereto agree as follows:

Section 1. Lease of Water System. City hereby leases to Lessee, and Lessee hereby leases from City, the Water System as described on Exhibit B. The Water System is leased in an "as is" condition. Neither City nor any of its agents has made any representation or warranties with respect to the Water System or the Groundwater except as specifically set forth in this Lease.

Section 2. Lease of Groundwater. City hereby leases to Lessee, and Lessee leases from City, the Groundwater. City agrees to take all lawful and feasible actions which the Water Replenishment District of Southern California or the Watermaster reasonably requests to enable the Lessee to use the Groundwater. This lease of Groundwater is granted subject to the following conditions:

A. Lessee shall extract the Groundwater on behalf of City during the Lease term and put the same to beneficial use and Lessee shall not by exercise of its rights under this Lease acquire any right to extract water independent of the rights of City. The parties agree that the lease of the Groundwater by Lessee hereunder shall not affect or be a basis for any determination of reduction, loss or forfeiture of rights of City to the Groundwater, and shall not affect the validity of the existing water rights held by City. At the expiration or termination of this Lease, all rights to the Groundwater shall automatically revert to City.

B. Lessee shall pay assessments levied by the Water Replenishment District of Southern California on the pumping of said Groundwater by Lessee, and the Watermaster costs attributable to the Groundwater.

C. Lessee shall notify the District and the Watermaster that said pumping was done pursuant to this Lease.

D. Lessee shall note, in any recording of water production for the period of this Lease, that said pumping was done pursuant to this Lease.

Section 3. Term. The term of the Lease of the Water System and of the Groundwater shall be fifteen years unless earlier terminated as provided in this Lease (the "Term"). The Term of this Lease shall commence on February 27, 1996 (the "Closing Date"). City and Lessee shall jointly read the meters of all customers in the Service Area within 1 business days prior to (a) the Closing Date and (b) the expiration or termination of this Lease. All monies for services rendered and water sold prior to the Closing Date meter readings and after the expiration or termination of the Lease meter readings shall be the property of the City. All monies for services rendered and water sold after the Closing Date meter readings and through the expiration or termination of the Lease meter readings shall be the property of Lessee.

Section 4. Use. Subject to the provisions of this Lease, Lessee agrees to use the Water System and, to the extent permitted by applicable law, the Groundwater for the purpose of furnishing water service to customers.
Lessee agrees to furnish water service to all customers in the Service Area in accordance with the applicable rules relating to service at all times during the Term of the Lease.

Section 5. Lump Sum Payment. In consideration of this Lease, Lessee agrees to pay the City a lump sum (the "Lump Sum") of six million five hundred fifteen thousand and two dollars ($6,515,002.00) within 15 days of the Closing Date of this Lease. City agrees to promptly pay the West Basin Municipal Water District all amounts due and owing by City through the Closing Date out of the amounts received by City hereunder. The Lump Sum payment is not a security deposit.

Section 6. Base Rent. Lessee agrees to pay to City as annual rental (hereinafter called the "Base Rental") for the use of the Water System, the sum of one hundred thousand dollars ($100,000). The Base Rental shall be paid to City on the basis of City's fiscal year which commences July 1st and ends on June 30th. The Base Rental for any partial fiscal year shall be prorated on a daily basis. The first payment of Base Rental shall be paid within thirty
(30) days from the Closing Date and shall be in an amount computed to the end of the then current month. Thereafter, said payments of Base Rental shall be due and payable, for each fiscal year that this Lease is in effect, without demand, notice, deduction or offset, in equal monthly installments in advance on the first day of each month. Beginning on July 1, 1997, the Base Rental shall be increased or decreased each year on July 1 by the same percentage that Lessee's rates charged to customers served by the Water System increased or decreased (exclusive of pass-through increases or decreases in the costs of water, power and City-imposed fees) compared to the rates in effect on July 1 of the prior year, provided, however, that in no event will the Base Rental be less than the amount set forth in the first sentence of this Section.

Section 7. Repair, Maintenance and Operation. Lessee shall at its own expense throughout the Term of this Lease, repair and perform maintenance of the Water System in accordance with customary utility practices and shall operate the Water System and pay all costs and expenses of operating the same (including the costs of all utilities, and all public charges, taxes and assessments of any nature whatsoever), it being understood and agreed that City shall be under no obligation to pay any cost or expense of any kind or character in connection with or related to the repair, management, operation or maintenance of the Water System during the Term of this Lease, except as provided in
Section 10. 	Lessee shall report to City on a quarterly basis concerning
water quality and customer complaints. Lessee shall use its best efforts to respond to calls for customer assistance within a reasonable time; for example, under normal circumstances, response to calls concerning leaks shall be within 24 hours of the call and response to calls for major main breaks resulting in street flooding shall be within 1 hour. Repairs to the street or public right-of-way following excavation shall be timely and completed in a fashion acceptable to the City Engineer. Failure to properly complete street repairs following reasonable written notice by City will result in the work being completed by City or its contractor and billed to Lessee. Lessee shall promptly pay any such bill.

Section 8. Rates and Charges. Lessee shall propose to City reasonable rates and charges that Lessee will impose for the water to be delivered to the customers served by the Water System. Such rates shall require approval by City, which approval shall not be unreasonably withheld. Any disapproval shall state the reasons therefor. In determining reasonable rates and charges, City shall consider all relevant information, including the California Public Utilities Commission-approved rates for Lessee in similar, nearby municipalities. Lessee may ask City to approve increases in rates from time to time. City shall act on all requests for rate increases within 30 days of receipt of the request. In cases of natural disaster, other emergencies or acts of God, City recognizes that extraordinary rate relief on an expedited basis may be necessary and City agrees to expeditiously approve any such reasonably requested rate relief. In the event City does not act on any requested rate relief either within the 30 day period or on an expedited basis, as the case may be, and such rate relief is subsequently approved or ordered, the water rates and charges shall be adjusted to subsequently recover from customers over a reasonable period of time such amounts as are necessary to place Lessee in the same position it would have been in if the approved or ordered rates had been in effect from and after the end of such 30 day period or the date when such expedited approval should have been received. Notwithstanding the foregoing, Lessee may pass through to customers in the Service Area in a manner substantially similar to that permitted by the California Public Utilities Commission any increases in the cost of water or power (to the extent not already reflected in rates), as well as any new City-imposed fees, charges, taxes, license or permit fees, so long as Lessee promptly passes through in a manner substantially similar to that permitted by the California Public Utilities Commission any decreases in water or power costs. Lessee shall, at City's request, provide City with any information which it may reasonably request documenting any changes in the cost of water or power. Lessee may also impose conservation or rationing penalties on those customers exceeding their allocations, in the event of mandatory water rationing involving penalties imposed by the West Basin Municipal Water District. City's obligations under this Section 8 shall be specifically enforceable by Lessee.

Section 9. Customer Billing and Collections.

A. Lessee shall bill and collect from customers receiving water through the Water System on the basis of the rates approved by City pursuant to Section 8, as adjusted for any pass-through adjustments permitted or required by the provisions of Section 8, and shall own, keep and retain all proceeds from such collections as the sole property of Lessee. Lessee shall propose rules relating to service substantially similar to those imposed by Lessee in similar adjacent localities with such modifications as City approves, and City shall approve such rules if they are reasonable and comply with all provisions of law applicable to municipally owned water systems. Any amendments thereto shall be submitted to City for approval.

B. In addition, Lessee shall bill and collect on behalf of City from customers receiving water through the Water System any additional amounts which City may assess as a utility user's tax or sewer service fee on such customers and shall promptly pay all such amounts to City.

C. City agrees to cooperate with Lessee in collection of unpaid/delinquent accounts.

Section 10. Capital Improvements.

A. "Capital Improvements" shall mean any major improvements to the Water System that extend its life or increase its function, including, for example, pipeline replacements, construction of or major improvements to the reservoirs, major improvements to the treatment plant, new wells, meter replacements and similar items. Capital Improvements shall not mean maintenance activities in accordance with customary utility practices, including, for example, repair of pipeline leaks, painting or coating of the interior or exterior of reservoirs, repair of defective meters, repair of pumps and controls, and similar items.

B. Except in case of emergency, Lessee shall obtain prior approval of City before making Capital Improvements to the Water System. Lessee shall present a description of the proposed Capital Improvement(s), together with a statement of the purpose and need for it/them and the estimated costs thereof, to City for review. City may approve the Capital Improvement(s) subject to such conditions, including costs, as City deems appropriate, and if in its sole judgment it/they are warranted for the continued operation of the Water
System to serve customers in the Service Area in a safe manner or to enable the Water System to be operated or the Groundwater to be used in compliance with all provisions of Applicable Law (defined in Section 31). Capital Improvements shall conform in all respects to City specifications and requirements for such work, and final plans and specifications shall be subject to approval by the Director of Public Works or his designee. Such Capital Improvements shall become part of the Water System and title shall vest in City immediately upon completion of construction.

C. Lessee shall construct and install any Capital Improvements in accordance with all requirements, including, but not limited to, competitive bidding and prevailing wage rates, that would be applicable if City carried out the work as a public improvement.

D. Lessee shall prepare and submit to City an annual report describing the Capital Improvement(s) constructed in each year, including the actual costs of each Capital Improvement and the total for the year. The report shall include such documentation of the costs as City may request.

E. Unless City and Lessee enter a new lease within 90 days from the date of the expiration or termination of this Lease, the value of the Capital Improvements to the Water System installed by Lessee during the Term of this Lease shall be calculated. The value shall be determined as of the final day of this Lease, based on Lessee's actual cost of each Capital Improvement (including the reasonable value of in-house design, engineering, inspection and related overhead costs), reduced by depreciation from the date of installation of the Capital Improvement to the date of expiration or termination of the Lease ("Reimbursable Value"). Depreciation shall be computed in accordance with the practice of the California Public Utilities Commission, except that in no event shall the depreciation period exceed 30 years. Capital Improvements installed by Lessee but paid for by a third party (i.e.
a developer) or from the proceeds of insurance, shall not be included in the calculation of Reimbursable Value under this subsection.

F. Upon the expiration or termination of this Lease, Lessee shall deliver to City a quitclaim deed to the Water System, including all Capital Improvements, free and clear of all liens and encumbrances, and City shall reimburse Lessee for the Reimbursable Value of the Capital Improvements as follows:

(i) within 90 days after the expiration or termination of this Lease, the Reimbursable Value of the Capital Improvements as of the date of expiration or termination of this Lease shall be determined to the reasonable satisfaction of City (and Lessee shall promptly provide all information required for City to make such determination);

(ii) a total amount shall be calculated as the amount required to amortize over a 15 year period, in equal monthly installments, the Reimbursable Value of the Capital Improvements, together with annual simple interest at the rate of one percent (1%) over the per annum rate of interest City would earn on investments in the Local Agency Investment Fund;

(iii) the total of the payments calculated under (ii) above, shall be divided by 180 to determine the periodic payment (the "Periodic Payment"); and

(iv) commencing on the first of the month next succeeding the date 90 days after expiration or termination of this Lease, and on the first of each month thereafter until the total amount of the Reimbursable Value, together with interest, has been paid, the City shall pay a sum equal to the Periodic
Payment which shall be applied first to interest calculated as provided in Subsection (ii) above and then applied to reduction of principal; provided that the City shall have the option at any time, and from time to time, to accelerate said payments by making additional payments in reduction of principal or to prepay the entire remaining principal without penalty. City pledges Water System revenues accruing to City after the expiration or termination of this Lease as the source for repayment of this obligation and covenants to set the rates for water at a sufficient level to cover the reimbursements set forth in this Section; provided, however, that if at the expiration or termination of this Lease, City sells all or substantially all of the Water System and/or Groundwater or leases the Water System and/or Groundwater to a third party, City shall apply the net proceeds thereof toward prepayment of the Reimbursable Value due to Lessee. Such reimbursements shall not be a debt of the City, nor a charge, lien or encumbrance, legal or equitable, upon any of its property or upon any of its income or receipts or revenues, other than the Water System revenues which have been pledged to the payment thereof as provided above. The provisions of this Section 10 F. shall be specifically enforceable by Lessee, and shall survive the expiration or termination of this Lease.

Section 11. Employees. Lessee agrees to offer to hire the current employees of City who work with the City Water System in comparable positions, at or above current total City compensation, including pay and benefits, as employees of Lessee and otherwise upon terms and conditions applicable to employees of Lessee in similar positions. Those employees who worked for City will be utilized to the maximum extent possible to provide service to the Hawthorne area and in any event will be utilized in the Los Angeles Basin, including the South Bay service area, unless voluntarily transferred to another service area. Upon the expiration or termination of this Lease, if City takes over operation of the Water System, and if the City hires employees to run the Water System, it will give first consideration, subject to its personnel rules and any applicable memorandum of understanding with City employees, to Lessee's employees who had been running the Water System on the date of the expiration or termination of this Lease.

Section 12. Insurance.

A. Obligations of Lessee. During the term of this Lease, Lessee at its own cost and expense shall maintain insurance, issued by a carrier or carriers acceptable to City, as follows:

(1) Commercial general liability insurance in the single limit amount of not less than $5,000,000, written on an occurrence basis. Such insurance shall include coverage for injury (including death) or damage to persons and/or property arising out of the operations of Lessee pursuant to this Lease. The policy shall include coverage for liability assumed under this Lease for personal injury, property damage and all other insurable claims as an "insured contract" for the performance of Lessee's indemnity obligations under this Lease.

(2) Workers' compensation insurance, or a certificate of self-insurance, insuring against liability under the Workers' Compensation Insurance and Safety Act now in force in California, or any act hereafter enacted as an amendment or supplement thereto or in lieu thereof. Such insurance shall fully cover all persons employed by Lessee in connection with its operations under this Lease for claims of death or bodily injury arising in connection with their employment by Lessee pursuant to its operations under this Lease.

(3) Automobile (vehicle) liability insurance on an occurrence basis for bodily injury and/or property damage in a single limit amount of not less than one million dollars ($1,000,000).

B. All policies of insurance shall contain an endorsement in favor of City and its officers, agents and employees listing them as additional insureds.

C. The parties shall periodically review the insurance required hereby for the purpose of agreeing on increases in the minimum limits of such insurance, from time to time, to amounts which may be reasonable and customary for similar facilities of like size and operation.

D. All insurance shall be effected under policies issued by insurers of recognized responsibility, licensed or permitted to do business in the State of California and reasonably acceptable to City.

E. All policies of insurance issued by the respective insurers shall provide that such policies shall not be cancelled or materially changed without at least thirty (30) days' prior written notice to Lessee and to City. Copies of such policies shall be deposited with City, together with appropriate evidence of payment of the premiums therefor, prior to the Closing Date.
Copies of all renewed or new policies, together with evidence of payment, shall likewise be deposited with City prior to expiration dates of expiring or non-renewed policies.

F. The limits of insurance required by this Lease or as carried by Lessee shall not limit the liability of Lessee nor relieve Lessee of any obligation hereunder.

G. Lessee shall cause each insurance policy obtained by it to provide that the insurance company waives all rights of recovery by way of subrogation against City in connection with any damage covered by any policy.

Section 13. Liens and Encumbrances. City agrees to keep the Water System and Groundwater free and clear of all liens, security interests and encumbrances, except for those consented to by Lessee. Lessee agrees to keep the Water System and the Groundwater free and clear of all liens, security interests and encumbrances, except for those consented to by the City.

Section 14. Surrender Upon Expiration or Termination. Upon expiration or termination of this Lease, Lessee agrees that it shall surrender to City the Water System in good order and condition and in a state of repair that is consistent with prudent use and maintenance in accordance with customary utility standards, except for reasonable wear and tear.

Section 15. Default and Remedies.

A. The occurrence of any of the following shall constitute a default by
Lessee:

(1) If Lessee fails to make any payment to City or to any third party required by this Lease as and when due, or to obtain and maintain any insurance required by this Lease, where such failure continues for ten days following receipt of written notice from City specifying the failure;

(2) If Lessee fails to perform any of its other covenants or agreements herein contained, where such failure continues for thirty days following receipt of written notice from City specifying the failure;

(3) Notwithstanding subsection (2) above, if a failure to perform cannot feasibly be cured within thirty days, for example, a major repair, if Lessee fails to commence and diligently proceed toward full performance of the cure within thirty days following receipt of written notice from City specifying the failure, or if Lessee fails to complete such performance within a reasonable time; or

(4) (a) If Lessee is or becomes bankrupt or insolvent or makes any general arrangement or assignment for the benefit of creditors; (b) if Lessee becomes a "debtor" as defined in 11 U.S.C. Section 101 or any successor statute thereto (unless, in the case of a petition filed against Lessee, the same is dismissed within 90 days); (c) if a trustee or receiver is appointed to take possession of substantially all of Lessee's assets or of Lessee's interest in this Lease and possession is not restored to Lessee within 60 days; or (d) if a writ of attachment or execution is levied on, or there is a judicial seizure of, substantially all of Lessee's assets or of Lessee's interest in this Lease and such seizure is not discharged within 60 days.

B. If City shall default in the performance of any of its covenants or agreements contained herein and such default shall continue for a period of thirty days after receipt by City from Lessee of written notice specifying the nature of the default, then Lessee may at its option, upon 30 days written notice, cancel and terminate this Lease. In the case of a default which cannot feasibly be cured within 30 days, if City fails to commence performance and diligently proceed toward full performance within 30 days after receipt of notice by Lessee of City's failure to perform or fails to complete performance within a reasonable time thereafter, Lessee may, upon 15 days notice, terminate this Lease.

C. In the event of a termination due to a default of City or invalidity of this Lease, City shall refund to Lessee a pro-rata portion of the Lump Sum paid by Lessee pursuant to Section 5, calculated by multiplying the Lump Sum amount by a fraction the numerator of which is the number of months remaining in the Lease term and the denominator of which is 180. City may refund such sum, with interest from the date of termination of this Lease at the rate of one percent over the per annum rate of interest paid on investments in the Local Agency Investment Fund, over a period extending to the end of the original Term of this Lease, and may prepay all or a part thereof without penalty. In the event of a termination due to a default of City, Lessee shall also be entitled to damages for any losses suffered as a direct result of the Lease termination.

D. In the event of a termination due to a default of Lessee within the Lease Term, City shall retain $500,000 of the Lump Sum paid by Lessee pursuant to
Section 5, and shall refund to Lessee a portion of the remainder of the Lump Sum, calculated by subtracting the $500,000 from the Lump Sum, and multiplying the remainder by a fraction the numerator of which is the number of months remaining in the Lease Term and the denominator of which is 180. City may refund such sum, with interest from the date of termination of the Lease at the rate one per cent (1%) over the per annum rate of interest paid on investments in the Local Agency Investment Fund, over a period extending to the end of the original Term of this Lease and may prepay all or a part thereof without penalty. Notwithstanding the preceding sections, and without limiting any other remedy of City, City shall be entitled to offset against any refund to Lessee any damages or other sums payable to City in connection with Lessee's default.

E. City shall have the following remedies if Lessee commits a default. These remedies are not exclusive; they are cumulative in addition to any remedies now or later allowed by law.

(i) Lessee's Right to Possession Not Terminated. In the event of a default by Lessee, during the continuance of the default and for so long thereafter as any damages or other sums payable by Lessee in connection with such default remain unpaid, City can continue this Lease in full force and effect, and the Lease will continue in effect as long as City does not terminate Lessee's right to possession, and City shall have the right to collect the rent when due. In the event that Lessee ceases to operate the Water System, City can enter the Water System and relet the Water System and the Groundwater, or any part of it, to third parties for Lessee's account. Lessee shall be liable immediately to City for all costs City incurs in reletting the Water System and the Groundwater. Reletting can be for a period shorter or longer than the remaining Term of this Lease. Lessee shall pay to City the rent due under this Lease on the dates the rent is due, less the rent City receives from any reletting. No act by City allowed by this section shall terminate this Lease unless City notifies Lessee that City elects to terminate this Lease.

(ii) Termination of Lessee's Right to Possession. In the event of a default by Lessee, during the continuance of the default and for so long thereafter as any damages or other sums payable by Lessee in connection with such default remain unpaid, City can terminate Lessee's right to possession of the Water System and the Groundwater at any time. No act by City other than giving notice to Lessee shall terminate this Lease. Acts of maintenance, efforts to relet the Water System and the Groundwater or the appointment of a receiver on City's initiative to protect City's interest under this Lease (other than the appointment of a receiver to perform all of Lessee's obligations hereunder) shall not constitute a termination of Lessee's right to possession. On termination, City has the right to recover from Lessee:

(a) The worth, at the time of the award, of the unpaid rent that had been earned at the time of termination of this Lease;

(b) The worth, at the time of the award, of the amount by which the unpaid rent that would have been earned after the date of termination of this Lease until the time of award exceeds the amount of the loss of rent that Lessee proves could have been reasonably avoided;

(c) The worth, at the time of the award, of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of the loss of rent that Lessee proves could have been reasonably avoided; and

(d) Any other amount necessary to compensate City for all detriment proximately caused by Lessee's default.

"The worth, at the time of the award," as used in subsections (a) and (b) of this section, is to be computed by allowing interest at the maximum rate an individual is permitted by law to charge. "The worth, at the time of the award," as referred to in subsection (c) of this section, is to be computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%).

(iii) City's Right to Cure Lessee's Default. City, at any time after Lessee commits a default, can cure the default at Lessee's cost. If City, at any time, by reason of Lessee's default, pays any sum or does any act that requires the payment of any sum, the sum paid by City shall be due immediately from Lessee to City at the time the sum is paid, and if paid at a later date shall bear interest at the maximum rate an individual is permitted by law to charge from the date the sum is paid by City until City is reimbursed by Lessee. The sum, together with interest on it, shall be additional rent.

F. Notwithstanding any provision of this Section 15 to the contrary, if a default or failure to perform by Lessee poses a threat to public heath or safety, City shall so notify Lessee, and if Lessee fails to take corrective action within the time specified in such notice, City may enter the Water System and take all necessary action at Lessee's expense. Lessee shall promptly reimburse City for its costs.

Section 16. Assignment. Lessee agrees not to assign this Lease or sublet the Water System or any portion thereof without the consent of City, which consent shall not be unreasonably withheld.

Section 17. Discharge of Liens. Lessee agrees to pay and discharge all claims for materials, parts, labor, water, power and other consumables and supplies furnished at Lessee's instance or request upon or to the Water System and to keep the Water System free and clear of all liens resulting from such claims. City agrees to pay and discharge all claims and obligations for materials, parts, labor, water, power and other consumables and supplies furnished at City's instance or request upon or to the Water System prior to the commencement of the Term of this Agreement.

Section 18. Indemnity. Lessee agrees to hold City, and its officers, agents and employees, free and harmless of and from, and to defend, indemnify, and protect City, and its officers, agents and employees, against all liability, loss, claims, demands, damage, expense, costs (including, without limitation, reasonable attorneys' fees and all costs and fees of litigation and its threat) of any kind or nature arising out of or in any way connected with this Lease or Lessee's performance or obligations under this Lease to the maximum extent permitted by law. The expiration or termination of this Lease and/or the termination of Lessee's right to possession shall not relieve Lessee from liability under any indemnity provisions of this Lease as to matters occurring or accruing during the Term hereof or by reason of Lessee's occupancy of the Water System. Without in any way limiting the foregoing, Lessee shall be solely responsible for, and agrees to defend and indemnify City and hold City harmless for any third party claim or action challenging the validity of this Lease. In the event this Lease is declared invalid, Lessee waives any claim it may have against City in connection therewith, other than any claim for reimbursement for Capital Improvements or refunds pursuant to Section 15 C. City agrees to hold Lessee, and its officers, agents and employees, free and harmless of and from, and to defend and indemnify Lessee, and its officers, agents and employees, against all liability, loss, claims, demands, damage, expense, costs (including, without limitation, all costs and fees of litigation and its threat) of any kind or nature arising from claims by third parties or governmental agencies and resulting from negligence, gross negligence, recklessness or willful misconduct by City in connection with City's ownership or operation of the Water System prior to the Closing Date.

Section 19. California Law. This Lease shall be governed by the laws of the State of California.

Section 20. Notices. All notices, statements, demands, requests, consents, approvals, authorizations, offers, agreements, appointments or designations hereunder by either party to the other shall be in writing and shall be sufficiently given and served upon the other party, if sent by United States registered mail, return receipt requested, postage prepaid and addressed as follows:

City: City of Hawthorne
      City Clerk
      City Hall
      4455 W. 125th Street
      Hawthorne, California 90250

Lessee: California Water Service Company
        1720 North First Street
        San Jose, CA 95112

or at such other address as either party shall later designate for such purpose by written notice to the other party. Mailed notice shall be deemed given on the date of delivery shown on the receipt card.

Section 21. Waiver. The waiver by City of any breach by Lessee of any term, covenant or condition hereof shall not operate as a waiver of any subsequent breach of the same or any other term, covenant or condition hereof. The waiver by Lessee of any breach by City of any term, covenant or condition hereof shall not operate as a waiver of any subsequent breach of the same or any other term, covenant or condition hereof.

Section 22. Representation. City hereby represents and warrants to Lessee that the City owns the Water System and has rights to the Groundwater, free and clear of any and all liens, security interests and encumbrances, other than the claims of the West Basin Municipal Water District, which City agrees to satisfy out of the proceeds of the Lump Sum payment received by City pursuant to Section 5.

Section 23. Nondiscrimination. Lessee covenants by and for itself, its officers and assigns, and all persons claiming under or through it, and this Lease is made and accepted upon and subject to the following conditions:
that there shall be no discrimination against or segregation of any person or group of persons, on account of sex, race, color, creed, national origin, or ancestry, in the leasing, transferring, use, or enjoyment of the Water System nor shall Lessee itself, or any person claiming under or through it, establish or permit any such practice or practices of discrimination or segregation.

Section 24. Counterparts. This Lease may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all together shall constitute but one and the same Lease.

Section 25. Amendments. This Lease may be amended or modified only in writing signed by the parties thereto.

Section 26. Dispute Resolution. Except as specified below, in the event that any dispute, controversy, or claim shall arise between the parties to this Lease with regard to any of the provisions of this Lease or the performance of the terms and conditions of this Lease by any party, such dispute shall be settled by binding arbitration under the rules of the American Arbitration Association and by an arbitrator selected from the Southern California
Judicial Panel of Arbitrators of the J.A.M.S./ENDISPUTE ADR Professionals.
The cost of Arbitration shall be borne equally by the parties to the dispute. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof. Either party may demand that arbitration proceed on an expedited basis, in which case the arbitrator shall set an expedited schedule. Except as specified below, each party to this Lease hereby waives any right to trial by a jury/court in any action or proceeding arising out of or in any way relating to this Lease or to any of the transactions contemplated by this Lease. The sole exceptions to this arbitration provision shall be that
(i) City may seek equitable relief when, in its judgment, such relief is required to preserve and protect the public health and safety, and
(ii) Lessee may seek specific performance of its rights to the extent specifically set forth in this Lease.

NOTICE:	BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE
ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "DISPUTE RESOLUTION" PROVISION, DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW, YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE "DISPUTE RESOLUTION" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.
WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT
DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS SECTION 26 TO NEUTRAL ARBITRATION.

INITIALS:   BC____  PCN
            City    Lessee

Section 27. Taxes and Assessments; Possessory Interest. Lessee shall pay all taxes, assessments, fees, levies, charges, license or permit fees and other governmental charges of any kind or nature which are or may be at any time or from time to time during the Term of this Lease levied, charged, assessed or imposed upon or against the Water System or the Groundwater or the leasehold estate created hereby or which may be imposed upon any taxable interest of Lessee acquired pursuant to this Lease. Without limiting the generality of the foregoing, Lessee acknowledges that this Lease may create a possessory interest which may be subject to property taxation and that Lessee may be subject to the payment of property taxes levied on such interest. Any such tax shall be the sole responsibility of Lessee.

Section 28. Supplies, Tools and Equipment. Lessee agrees to buy from City the supplies, tools, and equipment listed in Exhibit C for the lump sum of ten thousand dollars ($10,000).

Section 29. Attorneys' Fees. If any party to this Lease commences legal proceedings or arbitration to interpret this Lease, to enforce any of its terms or for damages for its breach, the prevailing party shall be entitled to recover reasonable attorneys' fees.

Section 30. Net Lease.	This Lease shall be deemed and construed to be a "net
lease" and Lessee hereby agrees that the rental provided for herein shall be an absolute net return to City free and clear of any expenses, charges or setoffs whatsoever except as provided in Section 10 F.

Section 31. Compliance with Law. Except as otherwise provided in this Lease, Lessee shall, at Lessee's sole cost and expense, diligently and in a timely manner, comply in all material respects with all "Applicable Laws," which term is used in this Lease to include all laws, rules, regulations, ordinances, directives, covenants, easements and restrictions of record, permits, and requirements of any applicable fire insurance underwriter or rating bureau, relating in any manner to the Water System or the Groundwater (including but not limited to matters pertaining to (i) industrial hygiene, (ii) environmental conditions on, in, under or about the Water System or the Groundwater, including soil and groundwater conditions, and (iii) the use, generation, manufacture, production, installation, maintenance, removal, transportation, storage, spill or release of any Hazardous
Substance or storage tank), now in effect or which may hereafter come into effect, and whether or not reflecting a change in policy from any previously existing policy. Lessee shall notify City in writing (with copies of any documents involved) of any threatened or actual claim, notice, inquiry, citation, warning, complaint or report pertaining to or involving failure by Lessee, the Water System or the Groundwater to comply with any Applicable Law.

Section 32. Hazardous Substances.

A. Lessee will not cause or permit to occur any release, generation, manufacture, storage, treatment, transportation, or disposal of Hazardous Substance (defined below) on, in, under, or from the Water System or the Groundwater or any portion of it in violation of Applicable Laws. If Lessee does cause or permit any release or disposal of any Hazardous Substance on, in, or under the Water System or any portion of it, Lessee, at its own cost and expense, will immediately take such action as is necessary to detain the spread of and remove the Hazardous Substance to the complete satisfaction of City and other appropriate governmental authorities.
Lessee shall promptly notify City of any release or disposal (of which Lessee has knowledge or becomes aware) of any Hazardous Substance on, in, under or from the Water System or the Groundwater.

B. Lessee agrees to indemnify, defend (with counsel reasonably acceptable to City) and hold City and City's officers, agents and employees free and harmless from and against, all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), disbursements or expenses of any kind (including attorneys' and experts' fees and expenses and fees and expenses incurred in investigating, defending, or prosecuting any litigation, claim, or proceeding) that may at any time be imposed upon, incurred by, asserted, or awarded against City in connection with or arising from or out of:

(1) any Hazardous Substance, on, in, under, or affecting all or any portion of the Water System or the Groundwater, excluding any Hazardous Substance released, generated or disposed by City;

(2) any breach of any covenant or agreement of Lessee contained or referred to in this section;

(3) any violation or claim of violation by Lessee of any Applicable
Law; or

(4) the imposition of any lien for the recovery of any costs for environmental cleanup or other response costs relating to the release or threatened release of Hazardous Substance, excluding any Hazardous Substance released, generated or disposed by City.

The expiration or termination of this Lease and/or the termination of Lessee's right to possession shall not relieve Lessee from liability under any indemnity provisions of this Lease as to matters occurring or accruing during the Term hereof or by reason of Lessee's occupancy of the Water System and the Groundwater.

C. For purposes of this Lease, "Hazardous Substance" means any substance, material or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste" or similar term under any provision of any federal, state or local law and includes, without limitation, hydrocarbons, petroleum, gasoline, crude oil or any products, by-products or fractions thereof.

Section 33. City's Access. City and City's agents shall have the right to enter the Water System at any time in the case of an emergency, and otherwise at reasonable times and on reasonable prior notice for the following purposes

(i) to determine whether the Water System is in good condition as required by this Lease and whether Lessee is complying with its obligations under this Lease;

(ii) to serve, post or keep posted any notices required or allowed by law or under this Lease, and (iii) as City may otherwise reasonably deem necessary.

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed and attested by their proper officers thereunto duly authorized, and their official seals to be hereto affixed, as of the day and year first above written.

CITY OF HAWTHORNE

By Bud Cormier
Mayor

ATTEST:

Candace Sullivan
City Clerk

APPROVED AS TO FORM:


City Attorney

CALIFORNIA WATER SERVICE COMPANY

By P. C. Nelson
President


EXHIBIT A--Service Area


EXHIBIT B -- Water System


EXHIBIT C -- Supplies, Tools, and Equipment